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                                   EXHIBIT 16

                               Freeman & Davis LLP
                         225 West 34th Street, Suite 320
                               New York, NY 10122


February 11, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K, dated February 11, 2003, of Famous Fixins, Inc., ("Famous Fixins"), and agree that the reports of Freeman & Davis LLP on Famous Fixins's financial statements for the past two years ended December 31, 2000 and 2001 and the current year through the third quarter ended September 30, 2002 contained no adverse opinion or disclaimer, or were qualified as to audit review scope, or accounting principles, except that a going concern uncertainty was included in such reports. We agree that during Famous Fixins's past two years ended December 31, 2001 and 2000 and the current year through the third quarter ended September 30, 2002, there were no disagreements with us on any matter of accounting principles or practices, financial statement disclosure, or auditing review scope or procedures. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,




                                   /s/ Freeman & Davis LLP
                                   -------------------
                                   Freeman & Davis LLP



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